Exhibit 99.1

MINDEN BANCORP, INC.
100 MBL BANK DRIVE
MINDEN, LOUISIANA  71055
_____________________________________
318-377-0523   TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date:
February 22, 2011
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES EARNINGS
FOR THE YEAR AND 4th QUARTER ENDED DECEMBER 31, 2010

MINDEN, LA. – February 22, 2011-Minden Bancorp, Inc. (OTC BB: MDNB) today reported net income for the quarter ended December 31, 2010 of $497,000 or $0.35 per diluted share, as compared to net income of $532,000 or $0.38 per diluted share for the quarter ended December 31, 2009.  The $35,000 or 6.6% decrease primarily reflects the effects of a $265,000 increase in the provision for loan losses combined with a $66,000 increase in non-interest expense partially offset by increases of $235,000 in net interest income and $81,000 in non-interest income.

For the year ended December 31, 2010, Minden Bancorp reported net income of $2.3 million or $1.59 per diluted share, as compared to $137,000 or $0.10 per diluted share for the year ended December 31, 2009.  The $2.1 million increase reflects a $681,000 or 10.6% increase in net interest income as well as a $59,000 increase in non-interest income. Net income was substantially higher for fiscal 2010 because the Company’s results for fiscal 2009 included the recognition of $2.8 million of impairment charges related to its investment in a mutual fund.

The per share amounts reflected herein do not reflect the completion on January 4, 2011 of the conversion of MBL Bank from the mutual holding company form of organization to the stock holding company form of organization and the concurrent public stock offering.

As a result of the conversion and offering, the newly formed holding company for MBL Bank, Minden Bancorp, Inc., a Louisiana corporation, became the holding company for MBL Bank, and Minden Mutual Holding Company and existing Minden Bancorp, Inc., a federal corporation, ceased to exist.  As part of the conversion, each share of old Minden Bancorp common stock (other than shares owned by Minden Mutual Holding Company and treasury stock) was converted into the right to receive 1.7427 shares of new Minden Bancorp common stock.

A total of 1,394,316 shares of common stock were sold in the offerings, resulting in net proceeds of approximately $12.9 million. Approximately 984,953 shares of common stock of new Minden Bancorp were issued in exchange for shares of old Minden Bancorp. Total shares outstanding after the offering and the exchange are approximately 2,379,269 shares.

At December 31, 2010, Minden Bancorp, Inc. had total assets of $247.8 million, a $36.9 million or 17.5% increase from total assets of $210.9 million at December 31, 2009.  The increase primarily reflected increases in the loan portfolio, investment securities, and cash and cash equivalents. The Company’s asset growth was funded by increased deposits. The $10.1 million increase in the loan portfolio reflected the Company’s continued emphasis on loan origination, in particular commercial real estate and commercial business loans.  The Company’s asset growth was also significantly driven by an $11.8 million increase in investment securities as the Company chose to invest a portion of its liquid assets in investment securities in order to enhance its yield.  The single largest increase was the $15.2 million increase in cash and cash equivalents which reflected in large part the investment of deposits received in connection with the payment for stock subscribed in the offering conducted in connection with the second-step conversion of the Minden Mutual Holding Company.  The $24.3 million increase in deposits reflected both normal growth as well as the receipt of subscription funds deposited to fund the purchase of shares of common stock in the offering. As of January 4, 2011, the funds deposited to fund the purchase price of the common stock sold in the offering were transferred, net of offering expenses, to new Minden Bancorp’s equity.

At December 31, 2010, stockholders’ equity amounted to $24.1 million or $17.66 per share compared to $21.9 million or $16.04 per share at December 31, 2009. The majority of the increase reflected the $2.3 million of net income earned in fiscal year 2010.

Net interest income for the three months and year ended December 31, 2010 increased $235,000 or 14.5% to $1.9 million and $681,000 or 10.6% to $7.1 million, respectively, as compared to the same periods in 2009. The increase in the net interest income for the year ended December 31, 2010 reflected primarily the effect of the $603,000 decrease in interest expense due to the significant decline in the average cost of interest-bearing liabilities between 2009 and 2010 reflecting the continued repricing downward of new deposit liabilities. For the fourth quarter of fiscal year 2010, the increase reflected the effects of the more rapid growth of interest-earning assets as compared to interest-bearing liabilities.

The provision for loan losses amounted to $280,000 and $370,000 for the three months and year ended December 31, 2010 as compared to $15,000 and $60,000 for the comparable periods in 2009.  The provisions increased in the 2010 periods as compared to the same periods in 2009 both as a result of the growth of the loan portfolio as well as to increases in the amount of commercial real estate and commercial business loans.  However, the Company’s total non-performing assets and troubled debt restructurings declined from $1.0 million or .4% of total assets at December 31, 2009 to $514,000 or .2% of total assets at December 31, 2010.

Total non-interest income increased from a loss of $2.1 million for the year ended December 31, 2009 to income of $824,000 for fiscal 2010.  The loss incurred for fiscal 2009 was attributable to the $2.8 million impairment charge recognized with respect to the Company’s investment in a mutual fund. In addition, fiscal 2010 reflected a modest increase in customer service fees as the Company continued to emphasize the development of relationship banking. For the three months ended December 31, 2010, non-interest income increased $81,000 due to the increased level of service fees.

Non-interest expense increased by $66,000 or 6.82% to $1.0 million for the quarter ended December 31, 2010 but decreased slightly during fiscal year 2010 by $51,000 to $4.1 million as compared to fiscal year 2009. The primary reason for the increase in the fourth quarter of fiscal year 2010 as compared to the same period in 2009 was due to modest increases in general and administrative expenses.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank.  The Bank is a 100 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two full-service banking offices.  The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission at http://www.sec.gov.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to update any forward-looking statements.

MINDEN BANCORP, INC.
UNAUDITED SELECTED FINANCIAL CONDITION DATA
(In thousands)

	December 31,
	2010	2009

Total assets	$247,751	$210,858
Cash and cash equivalents	48,703	33,514
Investment securities	62,575	50,796
Loans receivable - net	127,190	117,064
Deposits	212,085	187,766
Total stockholders' equity	24,110	21,902

MINDEN BANCORP, INC.
UNAUDITED SELECTED OPERATING DATA
(In thousands except for per share data)

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest income, including fees	$2,308	$2,169	$8,942	$8,864
Interest expense	453	549	1,844	2,447
Net interest income	1,855	1,620	7,098	6,417
Provision for loan losses	280	15	370	60
Net interest income after provision	1,575	1,605	6,728	6,357
Total non-interest income (loss)	212	131	824	(2,057	)(1)
Total non-interest expenses	1,034	968	4,139	4,190
Income before income taxes	753	768	3,413	110
Income tax expense (benefit)	256	236	1,160	(27)
Net income	$497	$532	$2,253	$137

Basic earnings per share	$0.37	$0.40	$1.68	$0.10
Fully diluted earnings per share	$0.35	$0.38	$1.59	$0.10
      ________________
(1)
Includes an other-than-temporary impairment charge of $2.8 million related to an investment in a mutual fund which was initially purchased in 1993 and for which the Company continued to make systematic additional investments until 2005 primarily through the re-investment of dividends.